Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Storage Facility in Cambridge, Ontario, Canada

LADERA RANCH, CALIF – December 20, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 132,000 square foot self storage facility in Cambridge, Ontario, Canada with approximately 930 interior climate-controlled units and approximately 320 RV and parking spaces.

The property is located at 111 Savage Drive in Cambridge and was converted to self storage from 2019 through 2022 and is the largest self storage facility within the trade area. It is conveniently located just minutes from the Alison, Galt, East Galt, Fiddlesticks, Greenway-Chaplin, and Christopher-Champlain neighborhoods. Numerous new residential developments of more than 5,000 units are planned within a 10-minute drive of the property.

“This property is well-situated to provide the growing communities of Cambridge with a modern, spacious self storage facility while also driving the potential for stockholder value,” said H. Michael Schwartz, CEO and President of SST VI. “We are pleased to add this top-quality property to our SST VI portfolio and expand SST VI’s footprint in Canada.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that qualifies as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of December 20, 2022, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,660 units and 1,005,000 rentable square feet (including parking); two properties with approximately 2,155 units and 354,850 rentable square feet (including parking) in the Greater Toronto Area; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of December 20, 2022, SmartStop has an owned or managed portfolio of 178 operating properties in 22 states and Ontario, Canada, comprising approximately 123,800 units and 14.1 million rentable square feet. SmartStop and its affiliates own or manage 22 operating self storage properties in the Greater Toronto Area, which total approximately 19,800 units and 1.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com